Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the amended Registration Statement of Anticus International Corporation on Form SB-2 of our Independent Auditors’ Report, dated August 8, 2003, on the balance sheets of Anticus International Corporation as at June 30, 2003 and 2002, and the related statements of loss, cash flows, and stockholders’ equity for the year ended June 30, 2003 and for the period from inception on May 1, 2002 to June 30, 2003.

In addition, we consent to the reference to us under the heading “Interests Of Named Experts And Counsel” in the Registration Statement.

/s/ Morgan & Company

Vancouver, Canada

“Morgan & Company”

October 20, 2003

Chartered Accountants